UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2008

METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-2816	36-2090085
State of Other Jurisdiction of	Commission File Number	I.R.S. Employer
Incorporation		Identification Number
7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (708) 867-6777
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 15, 2008, the Board of Directors of Methode Electronics, Inc. (the “Company”), upon recommendation from the Company’s Nominating and Governance Committee, voted to elect Walter J. Aspatore as a director of the Company, effective February 1, 2008. Mr. Aspatore was elected to fill the vacancy resulting from the previously announced resignation of George S. Spindler, effective January 31, 2008. Mr. Aspatore will serve until the next election of directors at the Company’s 2008 Annual Meeting of Stockholders.
Mr. Aspatore will be joining the Company’s Board as an independent director. The Board has appointed Mr. Aspatore to the Audit Committee and the Technology Committee. There is no arrangement or understanding between Mr. Aspatore and any other person pursuant to which Mr. Aspatore was elected as a director of the Company. Mr. Aspatore will be eligible to participate in all non-management director compensation packages and plans available to the Company’s other independent directors at the commencement of his term on February 1, 2008.
Mr. Aspatore currently serves as Chairman and Co-Founder of Amherst Partners, LLC, where he specializes in advising companies on mergers and acquisitions, financings, business valuations, turnarounds, and provides other advisory services for companies engaged primarily in manufacturing, distribution and service-related industries. Prior to co-founding Amherst Partners in 1994, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.
Date: January 18, 2008	By:	/s/ Douglas A. Koman
Douglas A. Koman
Chief Financial Officer